J

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

TIMBER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37411	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 636-7160

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TMBR	The NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2022, Timber Pharmaceuticals, Inc. (the “Company” or “Timber”) entered into an engagement agreement, as subsequently amended on June 30, 2022 (the “Engagement Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to act as the Company’s exclusive placement agent on a reasonable best efforts basis in connection with a public offering (the “Offering”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the Engagement Agreement, the Company agreed to pay Wainwright a cash fee of 6.0% and a management fee of 1.0% of the aggregate gross proceeds of the Offering. The Company also agreed to reimburse Wainwright for its expenses in connection with the offering on a non-accountable basis in an amount equal to $50,000 and up to $100,000 for legal fees and expenses, and paid $15,950 for Wainwright’s clearing expenses.

On August 4, 2022, the Company announced the pricing of the Offering of (i) 46,583,333 shares (the “Shares”) of Common Stock, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 20,083,334 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) common warrants (the “Common Warrants”) to purchase up to an aggregate of 66,666,667 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”). A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein. Each Share and Pre-Funded Warrant to purchase one share of Common Stock was sold together with a Common Warrant to purchase one share of Common Stock. All of the securities sold in the Offering were sold by the Company. The public offering price of each Share and accompanying Common Warrant was $0.12 and $0.1199 for each Pre-Funded Warrant and accompanying Common Warrant. The Pre-Funded Warrants were immediately exercisable at a price of $0.0001 per share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Common Warrants are immediately exercisable at a price of $0.12 per share of Common Stock and will expire five years from the date of issuance. The Shares and Pre-Funded warrants, and the accompanying Common Warrants, were issued separately and were immediately separable upon issuance. The Offering closed on August 8, 2022. As of the date of this report, all of the Pre-Funded Warrants were exercised, and none remain outstanding as of the date of this report.

In connection with the Offering, on August 4, 2022, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional investors in the Offering (the “Signatories”). The form of Purchase Agreement is attached to this report as Exhibit 99.1.  The net proceeds to the Company from the Offering are expected to be approximately $6.9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company, excluding the proceeds, if any, from the exercise of the Common Warrants. The Company intends to use the net proceeds from the offering for research and development, including clinical trials, working capital and general corporate purposes.

The Shares, Pre-Funded Warrants, Common Warrants and Warrant Shares are being offered by the Company pursuant to a Registration Statement on Form S-1 (the “Form S-1”), as amended, filed on July 1, 2022 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (File No. 333-265974) and declared effective on August 4, 2022.

The form of Purchase Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Signatories, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the material terms of the form of Purchase Agreement, the Pre-Funded Warrants and the Common Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, the form of Pre-Funded Warrant and the form of Common Warrant, copies of which are filed as Exhibits 99.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

 Item 8.01 Other Events

On August 4, 2022, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On August 8, 2022, the Company issued a press release announcing the closing of the Offering.  A copy of the press release is attached as Exhibit 99.3 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Exhibit
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
99.1	Form of Securities Purchase Agreement, dated August 4, 2022.
99.2	Press Release dated August 4, 2022 announcing the pricing of the Offering.
99.3	Press Release dated August 8, 2022 announcing the closing of the Offering.
104	Cover Page Interactive Date File (embedded within the Inline XRBL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timber Pharmaceuticals, Inc.

Date: August 8, 2022	By:	/s/ John Koconis
	Name:	John Koconis
	Title:	Chief Executive Officer and Chairman of the Board of Directors